Exhibit 10.45

PRIMERICA, INC.

STOCK PURCHASE PLAN FOR AGENTS AND EMPLOYEES

1.	Purpose

The name of this plan is the Primerica, Inc. Stock Purchase Plan for Agents and Employees (the “Plan”). The purpose of the Plan is to offer Authorized Persons the opportunity to share in the growth of the Company through ownership of Common Stock.

2.	Definitions

“Agents” shall mean independent contractor sales representatives of Primerica Financial Services, Inc., Primerica Financial Services Ltd., or any of their affiliates.

“Authorized Persons” shall mean such Eligible Persons who are authorized in writing by the Committee to participate in the Plan as provided in Section 5 of the Plan.

“Board” shall mean the Board of Directors of the Company.

“Business Day” shall mean any day other than Saturday, Sunday, or any other day that the New York Stock Exchange or the Service Provider is closed.

“Committee” shall mean the Compensation Committee of the Board or any other person or committee having delegated authority over the administration of the Plan by the Committee or, in the absence of such committee, the full Board.

“Common Stock” shall mean the common stock of the Company, par value $.01 per share.

“Company” shall mean Primerica, Inc., a Delaware corporation.

“Death Notice” shall mean a written notice of the death of a Participant as described in Section 9(g) of the Plan that is provided to the Service Provider.

“Eligible Person” shall mean (i) any Employee, (ii) any member of the Board or the board of directors of any subsidiary of the Company, or (iii) any person performing services for the Company or any of its subsidiaries in the capacity of a consultant or otherwise, including Agents.

“Employees” shall mean employees of the Company or any of its subsidiaries.

“Fractional Amount” shall mean an amount equal to the Net Proceeds of the sale of the fractional share of a Participant who requests the sale or withdrawal of all of his or her shares as described in Sections 9(b), 9(e) and 12 of the Plan, or of a Participant for whom the Committee has terminated the holding of shares by the Service Provider pursuant to Section 9(f) of the Plan.

“MSSB” shall mean Morgan Stanley Smith Barney, LLC.

“Net Proceeds” shall mean the proceeds of the sale of a Participant’s shares pursuant to Section 9(b), 9(e), 9(f) or 12 of the Plan, less any applicable brokerage fees, Service Provider fees, transfer taxes and other fees in connection with the sale of such shares, as provided in Section 14 of the Plan.

“Participant” shall mean an Authorized Person who participates in the Plan.

“Participant Contributions” shall mean the amount specified by a Participant pursuant to Section 6(b) of the Plan to be used to purchase Common Stock under the Plan each month.

“Primerica Life” shall mean Primerica Life Insurance Company.

“Program Maximum” shall mean the maximum monthly amount, as determined by the Committee, that a Participant may elect as a Participant Contribution.

“Program Minimum” shall mean the minimum monthly amount, as determined by the Committee, that a Participant may elect as a Participant Contribution.

“Service Provider” shall mean MSSB or such successor broker-dealer, bank, trust company, or other entity designated pursuant to Section 6(c) of the Plan, which will perform such duties as described in the Plan.

“Service Provider’s Website” shall mean the Service Provider’s website, which as of the effective date of the Plan is www.benefitaccess.com.

“Stock Purchase Date” shall mean a date on which the Service Provider purchases or causes the purchase of Common Stock for one or more Participants under the Plan.

3.	Administration

(a) Committee Authority. The Plan will be administered by the Committee. The Committee will have responsibility for general operation of the Plan and will have the absolute power and discretion to interpret the provisions of the Plan and to take such other action in connection with the administration of the Plan as it deems necessary or equitable under the circumstances, including adopting such administrative rules, procedures and guidelines governing the Plan as it deems appropriate. The Committee will not, however, have responsibility for the purchase and sale of Common Stock. Any action or inaction by or on behalf of the Committee under the Plan shall be final, binding and conclusive on each Authorized Person, Participant and other person who makes a claim under the Plan.

(b) Delegation of Authority. To the extent permitted by applicable law, the Committee may at any time delegate to one or more persons or committees some or all of its authority over the administration of the Plan as it deems appropriate under the circumstances. Any such person or committee to whom a duty to perform an administrative function is delegated shall act on behalf of and shall be responsible to the Committee for such function.

4.	Available Shares of Common Stock

The aggregate number of shares of Common Stock that may be sold to Participants under the Plan shall not exceed 2,500,000 shares of Common Stock.

5.	Eligibility and Participation

(a) Eligibility. The Plan is open to Eligible Persons who are authorized in writing by the Committee to participate in the Plan as Authorized Persons. Criteria for eligibility and participation in the Plan may be established and changed from time to time in the discretion of the Committee. Such changes may, among other things, (i) expand or narrow the category of Authorized Persons to include or exclude other Eligible Persons, and (ii) expand or narrow the sources available (deductions from certain lines of compensation, contributions by check or ACH, etc.) to fund an Authorized Person’s participation in the Plan.

(b) Participation. An Authorized Person will remain eligible to participate in the Plan until the date on which it is determined that such person ceases to satisfy the Plan’s eligibility requirements; provided, however, that the Committee at any time may terminate such person’s authorization to participate in the Plan with or without cause in its discretion. Notwithstanding anything to the contrary contained in the Plan, if the offer or sale of Common Stock under the Plan is not permitted by the state or provincial law to which a person is subject, then such person shall not be an Eligible Person and shall not be authorized to participate in the Plan.

6.	Enrollment

(a) Enrollment Procedure. An Authorized Person may obtain information about the program, including a copy of the Plan, an applicable prospectus and certain other documents relating to the Plan, as well as information about the Service Provider, and may enroll in the program, via the Service Provider’s Website. An Authorized Person may participate in the Plan (and become a Participant in the Plan) as soon as practicable after the enrollment process is completed. The Service Provider will process the Participant’s enrollment and enrollment information will be provided via the Service Provider’s website. In addition, the Service Provider will establish a special purpose account for each Participant through which Common Stock will be purchased, held and, if requested by the Participant, sold. Upon enrollment, no further action will be required of the Participant in connection with the Plan, other than completion of the required W-9 form, unless the Participant wishes to change the terms of his or her participation in the Plan.

(b) Participant Contributions. A Participant must specify during enrollment his or her Participant Contribution, to be used to purchase Common Stock under the Plan. A Participant may elect to have as a Participant Contribution any amount that equals or exceeds the Program Minimum, but not more than the Program Maximum.

(c) Service Provider. MSSB has been initially designated as the Service Provider that will purchase and sell Common Stock or cause purchases and sales of Common Stock for the Participants, keep records, provide account information to Participants, and perform other duties relating to the Plan. The Service Provider has informed the Company that it will perform the duties of the Service Provider as described in the Plan. The Service Provider may be replaced at any time with a broker-dealer, bank, trust company, or other entity designated by the Committee in its discretion as provided in Section 21 of the Plan.

7.	Purchase of Stock

(a) Participant Contributions to Service Provider. All Participant Contributions will be forwarded by the Company to the Service Provider at the end of each month.

(b) Service Provider Purchase of Stock. The Service Provider will apply all Participant Contributions received to the purchase of Common Stock on behalf of the Participants. Such purchases will be made at least monthly on a Stock Purchase Date. No interest will be paid to a Participant on any Participant Contributions under the Plan.

(c) No Loans or Company Contributions. No loans or advances will be made by the Company or its subsidiaries to Participants for the purpose of purchasing Common Stock under the Plan. No contributions toward the purchase price of Common Stock purchased under the Plan will be made by the Company or its subsidiaries.

(d) Purchase Procedure. The Service Provider will purchase or cause the purchase of Common Stock on behalf of the Participants under the Plan on any securities exchange where such shares are traded, or, in the Committee’s discretion, in negotiated transactions. The Service Provider may use any broker it selects to execute purchases and sales under the Plan; provided, however, that if the Committee instructs the Service Provider to use a specific broker for such purposes, the Service Provider will do so. The Company may designate MSSB to act as broker.

(e) Suspension to Comply with Applicable Laws. Notwithstanding anything to the contrary contained in the Plan, the Service Provider will suspend purchases of Common Stock if necessary to comply with applicable provisions of the federal or provincial securities laws or other laws and regulations.

(f) Fractional Shares. If application of a Participant Contribution to the purchase of Common Stock does not result in the purchase of an exact number of whole shares for a Participant, the purchase for the Participant’s account may include the purchase of a fractional share interest (computed to four decimal places). Fractional share interests will be entitled to proportional dividend income but a Participant will not be entitled to vote such fractional share interests.

(g) Purchase Price. The purchase price of shares of Common Stock purchased under the Plan for a Participant on a Stock Purchase Date will be the weighted average purchase price actually paid for all shares purchased by the Service Provider on behalf of Participants on such date.

(h) Allocation of Stock to Accounts. The Service Provider will allocate the Common Stock that it has purchased for a Participant to his or her account as soon as practicable after such purchase and will hold such Common Stock in such account. However, a Participant may withdraw shares of Common Stock held by the Service Provider at any time, as provided in Section 11 of the Plan.

8.	Change or Suspension of Contribution

A Participant may elect to change the amount of his or her Participant Contribution via the Service Provider’s Website. The change will become effective as soon as practicable after the Company is informed of the change by the Service Provider. No change of election will be permitted that would result in a Participant Contribution of more than the Program Maximum or less than the Program Minimum.

9.	Termination of Participation

(a) Termination by Participant. Participation in the Plan may be terminated by a Participant at any time. Such termination will be effective as soon as practicable following receipt of notice of the termination by the Company; provided, however, that (i) if the effective date of such termination occurs on or before a Stock Purchase Date with respect to which any Participant Contribution of the Participant is then held by the Service Provider, then any such amount will be applied by the Service Provider toward the purchase of Common Stock on such Stock Purchase Date, and (ii) if the effective date of such termination occurs on or before a Stock Purchase Date with respect to which any cash dividends relating to the shares of such Participant are then held by the Service Provider, such dividends will be applied by the Service Provider toward the purchase of Common Stock on such Stock Purchase Date as provided in Section 13 of the Plan.

(b) Sale of Shares. If a Participant requests at the time of termination that the Service Provider sell all, or a portion (whole shares only), of the Participant’s shares, the Service Provider will cause such sale as soon as practicable following receipt by the Service Provider of such request and will remit to the Participant as soon as practicable an amount equal to the Net Proceeds.

(c) Service Provider Holding of Shares. If a Participant at the time of termination does not make a request for the sale or withdrawal of shares, then the Service Provider will continue to hold such Participant’s shares unless and until the termination of the Plan or unless and until the Participant or the Committee directs otherwise. Such terminating Participant will continue to have the right to give written instructions to the Service Provider in the manner set forth in this Section and in Sections 11 and 12 of the Plan to sell or deliver some or all of such shares, and the Service Provider will follow such instructions as if such Participant remained a Participant in the Plan. Dividends received on shares held under the Plan will be reinvested in Common Stock unless the former Participant informs the Service Provider to the contrary. Shares so held by the Service Provider on behalf of a terminating Participant will be subject to the same rights and limitations set forth herein as if such terminating Participant had not terminated his or her participation in the Plan.

(d) Fractional Shares. If a Participant requests the withdrawal of all of his or her shares, the Service Provider will sell or cause the sale of any fractional share in the Participant’s account as soon as practicable after receipt of such request and will remit to such Participant the Fractional Amount.

(e) Committee Discretion to Terminate Participation. The Committee may, at any time and in its discretion, terminate (i) any Participant’s participation in the Plan, or (ii) the holding of shares by the Service Provider for any Participant who has terminated participation in the Plan, by causing the Company or Service Provider to provide notice to such Participant, and if the Committee exercises its discretion to terminate the holding of shares by such Participant, by causing the Service Provider to deliver to such Participant certificates representing such Participant’s whole shares, subject to such Participant paying the current prevailing costs for the issuance of any such certificates, and such Participant’s Fractional Amount, if any.

(f) Death. A Participant’s participation in the Plan automatically will terminate upon receipt of a Death Notice. Such Death Notice must contain evidence acceptable to the Service Provider and Committee of (i) the Participant’s death, and (ii) the identity of the person duly authorized to serve as the estate representative. All shares will remain in the Participant’s account until otherwise requested by the Participant’s estate.

(g) Authorized Person Cessation. A Participant’s participation in the Plan automatically will be terminated if the Participant ceases to be an Authorized Person. The Company will notify the Participant and the Service Provider of such termination as soon as practicable after such termination. Unless instructed otherwise, the Service Provider will terminate the Participant’s account in the manner described above as if the Participant had delivered a termination notice and had not requested the sale or withdrawal of any of the Participant’s shares.

10.	Reenrollment

A Participant who terminates participation under the Plan may re-enroll in the Plan, unless at the time of such re-enrollment such Participant is no longer an Authorized Person. The Committee, in its discretion, may expand or narrow the requirements for an Authorized Person’s reenrollment in the Plan.

11.	Withdrawal of Shares

Without terminating participation in the Plan, a Participant may obtain possession of certificates representing some or all of the whole shares held by the Service Provider in the Participant’s account by sending a written request thereof to the Service Provider requesting that such certificates be sent to the Participant with such forms as may be required by the Service Provider. As soon as practicable after receipt of such notice, the Service Provider will forward such certificates, issued in the name of the Participant or such Participant’s nominee, to the Participant. The Participant will be required to pay the current prevailing costs for the issuance of any such certificates.

12.	Sale of Stock

With or without terminating participation in the Plan, a Participant may sell all, or a portion (whole shares only), of the shares held by the Service Provider in the Participant’s account via the Service Provider’s Website. As soon as practicable, the Service Provider will cause such shares to be sold. Such shares may be sold on any securities exchange where such shares are traded or by negotiated transactions, and may be subject to such terms, including, without restriction, price and delivery, as to which the Service Provider may agree. Unless otherwise allowed by the Service Provider, no Participant shall have any authority or power to direct the time or price at which such shares are sold, or to select the broker or dealer through or from whom sales are to be made. The Participant will be obligated to pay certain costs relating to such sale as set forth in Section 14 of the Plan.

13.	Dividend Investment

Cash dividends, if any, paid on all shares of Common Stock held on the dividend record date by the Service Provider on behalf of each Participant under the Plan automatically will be reinvested in Common Stock, unless the Participant timely informs the Service Provider to the contrary. The Company will pay over to the Service Provider all cash dividends payable on shares of Common Stock held on behalf of the Participants. The Service Provider will apply all dividends so received to the purchase of Common Stock on behalf of the Participants who have not informed the Service Provider to the contrary as soon as practicable after receipt of such dividends in the manner set forth in Section 7(d) of the Plan. The Service Provider will hold such cash dividends pending the purchase of Common Stock.

Participants must contact a Customer Service Representative at 1-800-367-4777 at least 48 hours prior to the dividend record date in order to suspend dividend reinvestment beginning with that dividend record date. The Service Provider will then remit the amount of the dividends to such Participants, by check, as soon as practicable after such Participants’ dividends are received from the Company.

14.	Cost of Participation

There will be no service, administrative, brokerage or other fees or charges to Participants in connection with purchases of Common Stock under the Plan. All such costs will be paid by the Company or its affiliates. However, a Participant will be obligated to pay any brokerage fees, transfer or similar taxes and other fees, including, without restriction, Service Provider fees, in connection with the sale or withdrawal of shares in his or her Plan account. The Service Provider will deduct an amount equal to such fees and taxes from the amount due the Participant. Initially, the Service Provider has indicated that brokerage fees will be $0.06 per share for transactions up to and including 10,000 shares, and $0.05 per share for transactions of 10,001 or more shares, and that Service Provider fees will be not less than $35 per transaction, plus any prevailing service fee (currently $5) and transaction fee. Brokerage fees and Service Provider fees are subject to change at any time without advance notice to Participants, and Participants will be notified of such an such change as soon as practicable after the change becomes effective.

15.	Account Establishment

The Service Provider will establish a special purpose account for each enrolled Participant through which Company Stock will be purchased, held and, if requested by the Participant, sold. Neither funds nor shares of Common Stock held by the Service Provider or its nominee for a Participant under the Plan may be pledged, assigned, borrowed against, or hypothecated or otherwise encumbered by the Participant.

16.	Account Balances

The Service Provider will provide to each Participant a year-end statement that includes information concerning the Participant’s account, including the balance of the number of shares of Common Stock in such Participant’s account. If a Participant has account activity, then the Service Provider is expected to provide a confirmation reflecting that activity, for example, detailing shares purchased or sold for such Participant’s account, the purchase price or sale price for such shares, and the amount of Common Stock held by the Service Provider for the Participant’s account. In addition, the Service Provider will provide to each Participant an annual tax information statement reporting dividends paid on shares held in such Participant’s account. The Service Provider will provide to each Participant copies of all stockholder communications (excluding proxy materials) that the Company sends to all recordholders of Common Stock.

17.	Voting

The Service Provider will provide to the Company’s transfer agent and registrar of Common Stock, or such other designee identified by the Company, a list of Participants and the number of shares held in each Participant’s account. The transfer agent and registrar, or such designee, shall provide to each Participant proxy materials (including a form of voting instructions) relating to the shares of Common Stock held in such Participant’s account, if any, as of the record date set by the Company. Such shares will be voted as indicated by the Participant on the voting instructions. If the voting instructions are not returned or if they are returned unsigned by the registered owner, none of the Participant’s shares will be voted. Fractional shares will not be voted.

18.	Corporate Actions

(a) Stock Dividends and Splits. Any stock dividends or split shares of Common Stock distributed on shares held by the Service Provider for a Participant under the Plan will be retained by the Service Provider on behalf of, and credited to the account of, such Participant in the Plan.

(b) Other Rights to Shares. If holders of Common Stock are offered rights to subscribe for additional shares or other securities, such rights will be issued to a Participant based on the number of whole shares held under the Plan for the account of such Participant.

19.	Limitation on Liability

Neither the Company, Primerica Life, the Service Provider nor any of their respective subsidiaries, affiliates, directors, officers or Employees, nor the Committee nor any of its members, shall be liable in connection with the Plan for any act or omission absent its own gross negligence or willful misconduct, or for the prices at which shares are purchased or sold for a Participant’s account or the times at which such purchase or sales are made. Neither the Company, Primerica Life, their affiliates, the Committee nor any member of the Committee will be liable for any act or omission by the Service Provider, or for any failure of the Service Provider to perform any of its obligations set forth in the Plan or for Service Provider’s failure otherwise to comply with the provisions contained in the Plan.

20.	Notices

Any notice, instruction, request or election which by any provision of the Plan is required or permitted to be given or made by a Participant to the Company must be in writing by mail or overnight courier to the Company at the address set forth in the prospectus applicable to the Participant, or such other address as the Company furnishes to the Participant, and will be deemed to have been sufficiently given or made when received by the Company, provided, however, that if the date of receipt is a Saturday, Sunday, or legal holiday in the State of Georgia on which the Company does not conduct business, receipt will be deemed to have occurred on the next regular business day.

Any notice, instruction, request or election which by any provision of the Plan is required or permitted to be given or made by a Participant or the Company to the Service Provider in writing must be delivered by mail or overnight courier addressed to:

Morgan Stanley Smith Barney LLC

Attn.: Stock Plan Services

100 Citibank Drive

Building 3, Second Floor

San Antonio, TX 78245

or by facsimile transmission to:

Fax Number: (210) 357-8480

or such other address as the Service Provider will furnish to the Participants and the Company, and will be deemed to have been sufficiently given or made when received by the Service Provider, provided, however, that if the date of receipt is not a Business Day, receipt will be deemed to have occurred on the next Business Day. Notwithstanding anything to the contrary contained in this Section, any notice, instruction, request or election may be conveyed by the Company to the Service Provider by any electronic medium mutually agreed upon by the Company and the Service Provider.

Any notice that is required by any provision of the Plan to be given by the Company or the Service Provider to a Participant will be in writing, and will be deemed to have been sufficiently given when made available to Participant via the Service Provider’s Website or other form of electronic communications that is utilized by the Company in the ordinary course of business such as, in the case of Agents, Primerica Online, and in the case of Employees, via Company e-mail. Any certificate or check that is required by any provision of the Plan to be given by the Service Provider to a Participant will be deemed to have been sufficiently given when deposited postage prepaid in a post office letter box addressed to the Participant at his or her address as it last appears on the records of the Service Provider.

21.	Amendment, Suspension, Termination and Successor Service Provider

The Committee may amend, modify, suspend or terminate the Plan at any time. The Committee also may replace the Service Provider, with or without cause, with a successor Service Provider upon mailing notice to the Service Provider, the Company and each Participant for whom the Service Provider continues to hold shares of Common Stock under the Plan. Such action will be effective at the time of such mailing, unless otherwise stated in such notice. No termination date has been established for the Plan by the Company.

22.	Effective Date

The effective date of the Plan is April 1, 2010.

23.	General Provisions

(a) Company Right to Adopt Other Plans. Nothing contained in the Plan will prevent the Company from adopting other or additional purchase plan arrangements, subject to stockholder approval if such approval is required by applicable law, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan will not confer upon any person any right to continued employment or other contractual association (as agent or otherwise) with the Company, nor will it interfere in any way with the right of the Company to terminate the employment or agency of any person at any time.

(b) No Assignment of Participation. A Participant’s participation under the Plan may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise, including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, divorce, or in any other manner.

(c) Tax Withholding. The Company and its subsidiaries will have the right to deduct from any payment made under the Plan any federal, state or local income or other taxes required by law to be withheld with respect to such payment.

(d) Acceptance of Plan and Administration. By enrolling in the Plan, each Participant and each person claiming under or through a Participant will be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company, its subsidiaries, the Service Provider or the Committee.

(e) Impermissible Purchases and Sales. Common Stock purchased under the Plan may not be purchased on margin. No Participant may purchase, sell or engage in other transactions relating to Common Stock held under the Plan by direct communication with a broker used by the Service Provider under the Plan.

(f) Governing Law. The terms and conditions of the Plan and its operation, and all communications made by or to any person pursuant to or with respect to the Plan will be governed and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws principles.